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                                             EXHIBIT  5
April 29, 1998


Board of Directors
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois  62526

     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Archer-Daniels-Midland Company, a Delaware corporation (the "Company"), offered and to be offered pursuant to the Archer-Daniels-Midland Company 1996 Stock Option Plan (the "Plan"), I have examined the Company's Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

          1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

          2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

          3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

          4. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

          I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ David J. Smith

                                 David J. Smith
                                 Vice President, Secretary
                                 and General Counsel
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